FOR IMMEDIATE RELEASE

FROM:            MSA (MSA Safety Incorporated)
Ticker: MSA (NYSE)
Media Relations Contact: Mark Deasy - (724) 741-8570
Investor Relations Contact: Ken Krause - (724) 741-8534

MSA CFO Stacy McMahan Resigns to Accept New Opportunity; Kerry Bove Appointed Interim CFO

PITTSBURGH, August 27, 2015 - MSA Safety Incorporated (NYSE: MSA) today announced that its Chief Financial Officer, Stacy McMahan, has resigned effective September 25, 2015, to accept the position of CFO at a public medical device and life sciences company. Ms. McMahan’s departure is not due to MSA’s financial reporting nor is it the result of any disagreement with the company on any matter related to MSA’s operations, policies or practices.

William M. Lambert, MSA Chairman, President and CEO, said the company has initiated an external search for a full time successor as CFO. In addition, MSA Senior Vice President Kerry Bove has been appointed interim CFO. Unrelated to Ms. McMahan’s departure, MSA’s Board of Directors elected Ken Krause, Executive Director of Global Finance, to the position of Treasurer, and Randy Killeen, Controller, to the position of Chief Accounting Officer. “As new officers of the company, both Ken and Randy will work closely with Kerry during this interim period to ensure the needs of MSA and our shareholders are met,” Mr. Lambert said.

Ms. McMahan joined MSA in 2012 as Senior Vice President of Finance, and in 2013 she was elected Chief Financial Officer and Treasurer. Over the past three years, Ms. McMahan oversaw MSA’s Internal Audit, Treasury and Decision Support functions, bringing leadership and experience to an already strong team of finance professionals.

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“We are grateful for Stacy’s service and contributions to MSA during her relatively brief time with us, and we wish her the very best in her new opportunity,” Mr. Lambert said. “Stacy guided the realignment of our global financial resources, and today our team is better aligned with our corporate strategy and better equipped to help us make the decisions that are necessary for creating long-term value for all MSA stakeholders,” he concluded.

About MSA

Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company's comprehensive line of products is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, mining and the military. The company’s core products include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, head protection products, and fall protection devices. With 2014 revenues of $1.1 billion, MSA employs approximately 5,000 people worldwide. The company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America. With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America. For more information visit MSA’s website at www.MSAsafety.com.

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